CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of the Tri-Continental Corporation and to the incorporation by reference therein of our report dated February 22, 2010, with respect to the financial statements of the Tri-Continental Corporation included in its Annual Report for the year ended December 31, 2009 and to the use of our report dated February 22, 2010 relating to the “Financial Highlights — Senior Securities — $2.50 Cumulative Preferred Stock” included therein filed with the Securities and Exchange Commission in this Post-Effective Amendment No 9. to the Registration Statement under the Securities Act of 1933 (Registration No. 333-104669).
/s/ Ernst & Young LLP

Ernst & Young LLP
Minneapolis, Minnesota
April 7, 2010